FOR IMMEDIATE RELEASE
                                                                   CONTACT: Joe Hodas
                                                                       (720) 374-4504
                                                     E-mail: corpcomm@flyfrontier.com

               Frontier Airlines Reports Fiscal Third Quarter 2004 Results

DENVER (Jan. 29, 2004) - Frontier Airlines, Inc. (Nasdaq: FRNT) today reported fiscal third quarter 2004 net income of $5.5 million, or $0.14 per diluted common share, compared with a net loss of $6.4 million, or $0.21 per common share for the airline's fiscal third quarter last year. The fiscal third quarter 2004 net income includes the write-off of deferred loan costs of $1.1 million (pre-tax) associated with the prepayment of the remaining $11.6 million balance of the government guaranteed loan.  This item, net of income taxes, totaled approximately $.02 per diluted common share.

Chief Executive Officer's Comments

Frontier President and CEO Jeff Potter said, "In a quarter that has seen very few airlines report profitable results, we are very pleased to report our third consecutive profitable quarter.  While the industry revenue and fare environment continues to be challenging, we were able to produce an industry leading year-over-year total revenue per available seat mile (RASM) improvement of 14.2 percent.  This tremendous achievement was accomplished primarily through the increased customer acceptance of our product, leading to a 13 point year-over-year load factor improvement for the quarter to 72.5 percent despite adding significant year-over-year capacity to our system. The culmination of these achievements not only allowed us to report a profit for the quarter, but also led us to achieve one of the industry's highest operating margins for the quarter at 7.7 percent.  As they always have, our employees met the challenges of record system-wide load factors during the peak holiday seasons, with the continued friendly and professional approach that our company has become known for.

"During the quarter, we also achieved several significant milestones that will become the foundation for our future growth.  Specifically, we reached a long-awaited agreement with the City and County of Denver and Denver International Airport for the gate space we need to accommodate our hub expansion plans and we also announced our first focus city with point-to-point flights from Los Angeles International Airport to three destinations."

Operating Highlights

Total revenues for Frontier's fiscal third quarter of 2004 increased 36 percent to $163.6 million from $120.3 million in the fiscal third quarter of 2003, while operating expenses during the quarter increased 19.5 percent to $151.0 million from $126.4 million for the same quarter last year.

Passenger revenue increased as revenue passenger miles (RPMs) grew at a rate of 45.3 percent during the fiscal third quarter, far out-pacing capacity growth as measured by available seat miles (ASMs), which increased 19.1 percent from the same time last year. As a result, the airline's load factor was 72.5 percent for its fiscal third quarter of 2004, 13 load factor points greater than the airline's load factor of 59.5 percent during the same quarter last year. The airline's breakeven load factor for the fiscal third quarter 2004 increased
4.1 load factor points from 64.4 percent to 68.5 percent, which excludes the effect of one special item. This item accounted for .5 load factor points of the breakeven load factor increase.

During fiscal third quarter 2004, the airline's RASM increased 1.02 cents or 13.3 percent to 8.71 cents from 7.69 cents for the same quarter last year.  The increase in RASM was due to the significant increase in load factor, which more than offset a decrease in revenue per passenger mile (yield) of 7.1 percent to 12.01 cents from 12.93 cents for the same period last year.

The year-over-year increase in total revenues includes contributions from other revenue sources associated with Frontier's U.S. mail contracts, LiveTV revenues and the positive contribution from Frontier's JetExpress service.

The airline's cost per available seat mile (CASM) for the fiscal third quarter increased slightly to 8.31 cents from 8.29 cents for the same quarter last year. Fuel cost per gallon during the quarter, including taxes and delivery charges, increased 7.3 percent to
$1.03, compared to .96 cents for the same period last year.  CASM excluding fuel decreased
0.9 percent to 6.80 cents from the same period last year, when CASM excluding fuel was 6.86 cents.

Senior Vice President and Chief Financial Officer Paul Tate discussed the airline's year-
over-year unit cost comparatives stating,  "While our CASM excluding fuel was slightly lower during the quarter on a year-over-year basis, our unit cost results were adversely affected primarily by an increase in passenger related expenses caused by a disproportionate increase in the number of passengers carried compared to the year-over-year quarterly ASM growth.  In addition, our CASM increased year-over-year from the effects of the profit sharing accrual associated with our return to profitability and an increase in health insurance costs.  We also incurred approximately $2 million of costs associated with the return of five Boeing aircraft to their lessors and accelerated Airbus pilot transitional training costs."

Tate also described the airline's current cash and working capital position stating, "As of
December 31, 2003, and on a year-over-year basis, our cash position has increased from $31.5 million to $186.3 million.  In the same period, our working capital has increased from $.2 million to $103.9 million.  Our cash position remains near its all-time high despite prepaying the remaining $11.6 million of the government-guaranteed loan in December 2003."

The airline's fleet in service on December 31, 2003 consisted of 13 owned Airbus A319 and
A318 aircraft, 14 leased Airbus A319 aircraft and 12 leased Boeing 737 aircraft.

Business developments during the quarter included:

o        Resolved gate expansion concerns with the City and County of Denver and DIA, securing two to six mainline gates and four to five regional gates, pending final approval of the expansion plan.
o        Announced plans for a new "focus" city in Los Angeles, with Frontier's first non-stop, point-to-point flights outside of the Denver hub. Service will include two daily non-
         stops from Los Angeles to Minneapolis/St. Paul, St. Louis, and Kansas City and will begin April 11, 2004.
o        Announced plans to expand Denver service to include non-stop flights to Dulles
         International Airport in Washington, D.C. on April 11, 2004 and Anchorage International
         Airport in Anchorage, Alaska on May 9, 2004.
o        Received permission to begin a third daily flight to slot-controlled LaGuardia Airport
         (LGA).
o        Filed for permission to add up to two more daily flights into slot and perimeter controlled Reagan National Airport (DCA).
o        Became the first, and currently only airline to pay back the government guaranteed
         ATSB loan.
o        Launched a new Frontier JetExpress regional jet relationship with Horizon Air on Jan.
         1, 2004, replacing Mesa Air Group.
o        Initiated service to Puerto Vallarta and Cabo San Lucas, Frontier's third and fourth
         Mexican destinations.
o        Began service to Lambert-St. Louis International Airport.
o        Signed sponsorship agreements with Kroenke Sports for the Colorado Avalanche, Denver
         Nuggets, and the Pepsi Center, as well as with all of the major universities in Colorado including Colorado State University, University of Colorado, University of Northern
         Colorado, University of Denver, and Air Force Academy.
o        Became the first airline to implement the use of pediatric pads with the Automated
         External Defibrillator (AED).
o        Earned Flag Carrier status, an FAA designation that allows Frontier to fly between two international destinations, as well as to Alaska and Hawaii, and beyond its previous limit of two hours from the U.S. border.
o        Launched the successful "Quick Ascent" program, which allows elite members in other airlines' frequent flyer programs to join Frontier's EarlyReturns program as an elite member without the standard 15,000-mile requirement. To date, over 4,000 participants have become EarlyReturns members as a result of this program.
o        Joined Operation Hero Miles, the innovative program that helps troops on emergency leave or Rest and Relaxation (R & R) from Iraq and Afghanistan, to fly home for free through the generous donations of miles from members of airlines' frequent flyer programs.
         Frontier Airlines donated 1.5 million miles to kick off its participation in the program.

Cash Comparisons

Cash, cash equivalents and short-term investments available for operations and investing activities on December 31, 2003 were $186.3 million compared to $31.5 million available on December 31, 2002.
The increase in the Company's cash position is largely attributable to its net income for the period and was substantially aided by our secondary offering of 5.05 million shares of common stock in
September 2003. A portion of the proceeds from the secondary offering were used to pre-pay $48.6 million of our government guaranteed loan. The increase in our cash position also enabled us to subsequently pay-off the remaining balance of  $11.6 million in December 2003 The airline reported working capital of $103.9 million as of December 31, 2003, a substantial increase over the airline's working capital on December 31, 2002, when the airline reported working capital of $.2 million.

Potter concluded, "The third quarter was a challenging one for the airline industry as a whole, as many were looking to this quarter as evidence that air travel had either returned, or that summer loads were merely a result of seasonal travel. Given our traditional seasonality pattern, the
December quarter was a very strong quarter with several days of record loads and great strides made with our operating margin..  For Frontier, this quarter we demonstrated that we have become a true carrier of choice, and that consumers are responding to the product that we are offering. In upcoming quarters, we'll focus on continuing to enhance our product, delivering on our promise to be "a whole different animal" and expanding our footprint with new and differentiated service, including our new
Los Angeles point-to-point flights, and additional frequencies to our most popular destinations."

Senior leadership will host a conference call to discuss Frontier's quarterly earnings on January
30, 2004 at 9:00 a.m. Mountain Standard Time. The call is available via the World Wide Web on the airline's Web site at WWW.FRONTIERAIRLINES.COM or using the following URL:
HTTP://WWW.VCALL.COM/CEPAGE.ASP?ID=85575.

Currently in its tenth year of operations, Denver-based Frontier Airlines is the second largest jet service carrier at Denver International Airport with a fleet of 39 aircraft and employing approximately 3,900 aviation professionals. Frontier, in conjunction with Frontier JetExpress operated by Horizon Air, operates routes linking our Denver hub to 37 cities in 22 states spanning the nation from coast-to-coast and to four cities in Mexico. Frontier's maintenance and engineering department has received the Federal Aviation Administration's highest award, the Diamond Certificate of Excellence, in recognition of 100 percent of its maintenance and engineering employees completing advanced aircraft maintenance training programs, for four consecutive years. In August 2003, Frontier ranked as one of the "Top 10 Domestic Airlines" as determined by readers of Travel & Leisure magazine.
Frontier provides capacity information and other operating statistics on its Web site, which may be viewed at WWW.FRONTIERAIRLINES.COM.

Legal Notice Regarding Forward-Looking Statements
Statements contained in this press release that are not historical facts may be considered forward-looking statements as that item is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Some of the factors that could significantly impact the forward-looking statements in this press release include, but are not limited to: further downward pressure on airfares due to competition, demand or other factors;
unanticipated decreases in the volume of passenger traffic due to terrorist acts or additional incidents that could cause the public to question the safety and/or efficiency of air travel; negative public perceptions associated with increased security wait times at various domestic airports; the inability to secure adequate gate facilities at Denver International Airport and at other airports where Frontier operates; weather, maintenance or other operational disruptions; air traffic control-related difficulties;
the impact of labor issues; actions of the federal and local governments; changes in the government's policy regarding relief to the airline industry especially as it relates to war status risk insurance;
and the stability of the U.S. economy and the economic environment of the airline industry. The Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this press release. Additional information regarding these and other factors may be contained in the Company's SEC filings, including without limitation, the Company's
Form 10-K for its fiscal year ended March 31, 2003, the Company's Form 10-Q for the quarter ended June 30,
2003 and the Company's form 8-K filed September 19, 2003.

                                           -Financial Tables To Follow-

                                         FRONTIER AIRLINES, INC.
                                       SELECTED BALANCE SHEET DATA
                                            (In Thousands)
                                              (unaudited)

                                                 December 31,    December 31,
                                                     2003            2002

Balance Sheet Data:

Cash, cash equivalents and
  short-term investments                         $ 186,324        $ 31,502
Current assets                                   $ 262,790       $ 105,542
Total assets                                     $ 760,086       $ 470,282
Current liabilities                              $ 158,881       $ 105,304
Long-term debt                                   $ 284,994       $ 180,955
Total liabilities                                $ 497,358       $ 307,730
Stockholders' equity                             $ 262,728       $ 162,553
Working capital                                  $ 103,909           $ 238

                                         FRONTIER AIRLINES, INC.
                                        STATEMENTS OF OPERATIONS

                                     Three Months Ended                Nine Months Ended
                               December 31,     December 31,      December 31,     December 31,
                                   2003             2002              2003             2002
Revenues:
    Passenger                 $ 159,174,576    $ 117,752,421     $ 458,130,130    $ 343,753,943
    Cargo                         2,036,132        1,353,403         6,094,379        4,299,590
    Other                         2,349,767        1,147,464         7,322,528        3,366,686

            Total revenues      163,560,475      120,253,288       471,547,037      351,420,219

Operating expenses:
    Flight operations            26,097,278       22,100,419        75,417,872       62,819,816
    Aircraft fuel expense        27,486,807       21,709,633        75,988,127       60,437,755
    Aircraft lease expense       17,246,551       17,868,787        52,359,272       52,469,573
    Aircraft and traffic
         servicing               29,626,177       22,440,145        79,701,143       63,063,269
    Maintenance                  17,324,224       19,343,863        52,322,200       53,286,854
    Promotion and sales          17,322,739       11,664,781        48,312,687       39,889,202
    General and administrative    9,560,740        6,684,541        28,280,752       19,381,332
    Depreciation and
         amortization             6,295,489        4,558,342        17,352,987       12,489,981

    Total operating expenses    150,960,005      126,370,511       429,735,040      363,837,782

    Operating income (loss)      12,600,470       (6,117,223)       41,811,997      (12,417,563)

Nonoperating income (expense):
    Interest income                 590,206          328,303         1,528,037        1,523,063
    Interest expense             (3,195,924)      (1,993,971)      (11,064,704)      (5,148,950)
    Emergency Wartime
      Supplemental Appropriations
      Act compensation                 -                -           15,024,188             -
    Early extinguishment of debt (1,073,028)      (1,774,311)       (9,815,517)      (1,774,311)
    Aircraft lease and facility
      exit costs                      (2646)            -           (5,371,799)            -
    Loss on sale-leaseback of
      aircraft                     (85,376)               -        (1,323,094)               -
    Other, net                     (39,802)        (240,000)         (892,113)        (678,322)

      Total nonoperating income
         expense, net           (3,830,370)      (3,679,979)      (11,915,002)      (6,078,520)

Income (loss) before income
    tax expense (benefit) and
    cumulative effect of change
    in method of accounting for
    maintenance                   8,770,100       (9,797,202)       29,896,995      (18,496,083)

Income tax expense (benefit)      3,314,236       (3,429,369)       11,509,718       (6,601,335)

Income (loss) before cumulative
  effect of change in method
  of accounting for maintenance   5,455,864       (6,367,833)       18,387,277      (11,894,748)

Cumulative effect of change in
  method of accounting for
  maintenance, net of tax              -                -                 -           2,010,672

Net income (loss)               $ 5,455,864     $ (6,367,833)     $ 18,387,277     $ (9,884,076)
                               =============   ==============    ==============   =============

Statements of Operations
(Unaudited)

                               December 31,      December 31,     December 31,     December 31,
                                  2003              2002             2003             2002

Earnings (loss) per share:
  Basic:
    Income (loss) before
      cumulative effect of a
      change in accounting
      principle                   $0.15           ($0.21)            $0.58          ($0.40)
    Cumulative effect of
      change in method of
      accounting for maintenance
      checks                        -                -                 -              0.07

    Net income (loss)             $0.15           ($0.21)            $0.58          ($0.33)
                               =============   ==============    ==============   =============

  Diluted:
    Income (loss) before
      cumulative effect of a
      change in accounting
      principle                   $0.14           ($0.21)            $0.53          ($0.40)
    Cumulative effect of
      change in method of
      accounting for maintenance
      checks                        -                -                 -              0.07

    Net income (loss)              $0.14          ($0.21)            $0.53          ($0.33)
                               =============   ==============    ==============   =============

Weighted average shares of
  common stock outstanding:

            Basic                35,203,458       29,648,077        31,829,010       29,605,350
                               =============  ===============     =============   =============
            Diluted              38,509,350       29,648,077        34,554,105       29,605,350
                               =============  ===============     =============   =============

See accompanying notes to financial statements.

                                              FRONTIER AIRLINES, INC.
                                         COMPARATIVE OPERATING STATISTICS

                                           Three Months Ended Dec.31,        Nine Months Ended Dec. 31,
                                              2003            2002              2003           2002

Selected Operating Data:

Passenger revenue (000s)                   $ 159,175       $ 117,752        $ 458,130       $ 343,754
Revenue passengers carried (000s)              1,444             999            4,127           2,915
Revenue passenger miles (RPMs) (000s)      1,317,227         906,801        3,760,480       2,689,222
Available seat miles (ASMs) (000s)         1,815,751       1,524,638        5,212,198       4,453,916
Passenger load factor                          72.5%           59.5%            72.1%           60.4%
Break-even load factor (1) (4)                 68.5%           64.4%            67.4%           63.6%
Block hours                                   36,304          30,472          103,339          89,026
Departures                                    15,726          13,522           45,414          39,289
Average aircraft stage length                    877             852              864             860
Average passenger length of haul                 912             908              911             923
Average daily fleet block hour utilization      10.3             9.5             10.2             9.8
Yield per RPM (cents) (2)                      12.01           12.93            12.12           12.74
Yield per ASM (cents)                           8.71            7.69             8.75            7.69
Total yield per ASM (cents) (2) (3)             9.01            7.89             9.05            7.89
Cost per ASM (cents)                            8.31            8.29             8.24            8.17
Fuel cost per ASM (cents)                       1.51            1.42             1.46            1.36
Cost per ASM excluding fuel (cents) (4)         6.80            6.86             6.79            6.81
Average fare                                   $ 104           $ 111            $ 104           $ 109
Average aircraft in fleet                       38.2            34.8             36.9            33.1
Aircraft in fleet at end of period              39.0            37.0             39.0            37.0
Average age of aircraft at end of period         4.2             7.9              4.2             7.9

(1)      "Break-even load factor" is the passenger load factor that will result in operating revenues being equal to operating expenses, assuming constant revenue per passenger mile and expenses.  The break-even load factor for the three months ended December 31, 2003 excludes a special item net of profit-sharing for the write-off of deferred loan costs of $1,053,000 associated with the prepayment of the remaining principal of the government guaranteed loan.  The break-even load factor for the nine months ended December 31, 2003 excludes the following special items net of profit-sharing:
     $13,842,000 of compensation received under the Appropriations Act; write-off of deferred loan costs of $9,677,000 associated with the prepayment of all of the government guaranteed loan; a charge for
     Boeing aircraft and facility lease exit costs of $9,677,000; loss of $1,664,000 on the sale of one
     Airbus aircraft in a sale-leaseback transaction and from the sale of a spare engine; offset by an unrealized derivative gain of $497,000 .  The break-even load factor for the three and nine months ended December 31, 2002 excludes a special item of $1,774,000, associated with the early extinguish-
     ment of debt which we incurred when we paid off the loan that was collateralized by one our aircraft that we had completed a sales leaseback transaction on during the period.

(2)       "Yield per RPM" is determined by dividing passenger revenues (excluding charter revenue) by revenue passenger miles.

(3)      For purposes of these yield calculations, charter revenue is excluded from passenger revenue.
     These figures may be deemed non-GAAP financial measures under regulations issued by the Securities and Exchange Commission.  We believe that presentation of yield excluding charter revenue is useful to investors because charter flights are not included in RPMs or ASMs.  Furthermore, in preparing operating plans and forecasts, we rely on an analysis of yield exclusive of charter revenue.  Our presentation of non-GAAP financial measures should not be viewed as a substitute for our financial or statistical results based on GAAP.  The calculation of passenger revenue excluding charter revenue is as follows:

                                                 Three Months Ended Dec 31,        Nine Months Ended Dec. 31,
                                                    2003            2002              2003           2002

  Passenger revenues, as reported                $ 159,175       $ 117,752         $ 458,130       $ 343,754
  Charter revenue                                    1,023             471             2,217           1,249
  Passenger revenues, excluding charter revenue  $ 158,152       $ 117,281         $ 455,913       $ 342,505

(4)  This may be deemed a non-GAAP financial measure under regulations issued by the Securities and
     Exchange Commission.  We believe the presentation of financial information excluding fuel expense is useful to investors because we believe that fuel expense tends to fluctuate more than other operating expenses, it facilitates comparison of results of operations between current and past periods and enables investors to better forecast future trends in our operations.  Furthermore, in preparing operating plans and forecasts, we rely, in part, on trends in our historical results of operations excluding fuel expense.  However, our presentation of non-GAAP financial measures should not be viewed as a substitute for our financial results determined in accordance with GAAP.